Exhibit 4.3

FIRST AMENDMENT AGREEMENT
TO

Re:          SeniorNote Purchase Agreements Dated as of November 1, 1996

Dated as of
October 28, 2002

To each of the holders
listed in Schedule I to
this First Amendment Agreement

Ladies and Gentlemen:

Reference is made to (i) the separate Note Purchase Agreements each dated as of November 1, 1996 (the “Existing Note Purchase Agreements” and, as amended hereby, the “Note Purchase Agreements”), among International House of Pancakes, Inc., a Delaware corporation (the “Borrower”), IHOP Corp., a Delaware corporation of which the Borrower is a wholly-owned subsidiary (“Holdings”), and the Purchasers named on Schedule I attached thereto, respectively, and (ii) the $27,222,224 aggregate principal amount of outstanding 7.42% Senior Notes due November 1, 2008 of the Borrower (the “Notes”) issued pursuant to the Existing Note Purchase Agreements.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Holdings request the amendment of certain provisions of the Existing Note Purchase Agreements as hereinafter provided.

Upon your acceptance hereof in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof and receipt by the Borrower and Holdings of similar acceptances from the Majority Holders (as defined in the Existing Note Purchase Agreements), this First Amendment Agreement shall constitute a contract between us amending the Existing Note Purchase Agreements, as of October 28, 2002, but only in the respects hereinafter set forth.  Capitalized terms used herein shall have the respective meanings ascribed to such terms in the Note Purchase Agreements, unless otherwise specifically indicated.

Section 1.                                                 Amendments to Existing Note Purchase Agreements.

Section 1.1                    Section 8(A)(2) of the Existing Note Purchase Agreements shall be and is hereby amended by (i) deleting the phrase “and the maximum amount of dividends or distributions that could have been declared or paid pursuant to Section 11.5 hereof,” and (ii) by changing the section reference in clause (b) from “11.1(I)” in both instances where it appears to “11.1(J)” in both such instances.

Section 1.2.                 (a) Subpart (H) of Section 11.1 of the Existing Note Purchase Agreements shall be and is hereby amended by deleting the reference to “and” at the end thereof.

(b)            Subpart (I) of Section 11.1 of the Existing Note Purchase Agreements shall be and is hereby deleted in its entirety and replaced with the following:

“(I)         any Lien created to secure all or any part of the purchase price, or to secure Debt of Holdings, the Borrower or any Subsidiary of Holdings or the Borrower incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by Holdings, the Borrower or a Subsidiary of Holdings or the Borrower after the First Amendment Agreement Closing Date, including any Lien existing on property of a Person immediately prior to its being consolidated with or merged into Holdings, the Borrower or any Subsidiary of Holdings or the Borrower or its becoming a Subsidiary of Holdings or the Borrower, or any Lien existing on any property acquired by Holdings, the Borrower or any Subsidiary of Holdings or the Borrower at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that

(i)                any such Lien shall extend solely to the item or items of such property (and/or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (and/or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (and/or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

(ii)             the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to 100% of the fair market value (as determined in good faith by the board of directors of Holdings, the Borrower or such Subsidiary incurring such Lien) of such property (and/or improvement thereon) at the time of such acquisition or construction, and

(iii)          any such Lien shall be created contemporaneously with, or within the period beginning 365 days before and ending 365 days after, the acquisition or construction of such property; and

(J)              other Liens securing Debt of Holdings, the Borrower or any Subsidiary of Holdings or the Borrower not otherwise permitted by paragraphs (A) through (I) of this Section 11.1, provided the Debt secured thereby is permitted by Sections 11.2 and 11.4.”

(c)             The last paragraph of Section 11.1 of the Existing Note Purchase Agreements shall be and is hereby deleted in its entirety and replaced with:

“The Liens referred to in Section 11.1(A) through (J) are herein collectively referred to as “Permitted Liens,” and individually, a ‘Permitted Lien’.”

Section 1.3.                 Section 11.2(C) of the Existing Note Purchase Agreements shall be and is hereby amended by changing the reference therein from “50%” to “60%”.

Section 1.4.                 Section 11.3 of the Existing Note Purchase Agreements shall be and is hereby deleted in its entirety and replaced with the following:

“Section 11.3.    Consolidated Adjusted Net Worth.  Holdings will at all times keep and maintain Consolidated Adjusted Net Worth at an amount not less than the sum of (i) $275,000,000 plus (ii) 25% of aggregate Consolidated Net Income (but only if a positive number) for the period beginning on December 31, 2002 and ending on the date of the end of the most recent financial statements of Holdings previously provided (or required to be provided) to the holders of the Notes pursuant to Section 8.”

Section 1.5.                 Section 11.4 of the Existing Note Purchase Agreements shall be and is hereby deleted in its entirety and replaced with the following:

“Section 11.4.    Priority Debt.  Holdings and the Borrower will not, at any time, permit Priority Debt to exceed 15% of Consolidated Adjusted Net Worth.”

Section 1.6.                 Section 11.5 of the Existing Note Purchase Agreements shall be and is hereby deleted in its entirety and replaced with the following:

“Intentionally Deleted.”

Section 1.7.                 Section 11.8 of the Existing Note Purchase Agreements shall be and is hereby deleted in its entirety and replaced with the following:

Section 11.8.          Maintenance of Fixed Charges Coverage.  Holdings will keep and maintain as of the end of each fiscal quarter, the ratio of Consolidated Cash Flow to Fixed Charges for each period of four consecutive fiscal quarters (ending on the date of determination and taken as a single accounting period) at not less than 1.75 to 1.00.

Section 1.8.                 The defined terms “Consolidated Income Available for Fixed Charges” and “Consolidated Tangible Net Worth” shall be deleted from Section 12(a) of the Existing Note Purchase Agreements and the following definitions shall be added to said Section 12(a) in alphabetical order:

“Consolidated Adjusted Net Worth” means as of the date of any determination thereof, the amount of consolidated stockholders equity of Holdings, the Borrower and their respective Subsidiaries, as determined in the most recent financial statement of Holdings previously provided to the holders pursuant to Section 8, plus (but without duplication and only to the extent excluded or deducted from stockholders’ equity)

(i) any “LIFO Reserve” referred to in the most recent financial statement of Holdings previously provided to the holders pursuant to Section 8, (ii) any goodwill incurred (whether capitalized on Holding’s or the Borrower’s balance sheet or written off as incurred), and (iii) deferred income taxes.

“Consolidated Cash Flow” for any period means the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) provisions for Federal, State and local income taxes for the period, (c) depreciation and amortization taken during such period and (d) Fixed Charges during such period provided that, in the event any Person (or the assets thereof) is acquired by Holdings, the Borrower or any Subsidiary (whether by merger, consolidation, asset or stock acquisition or otherwise) at any time during the period of calculation, such acquisition shall be deemed to have been made on the first day of such calculation period.

“First Amendment Agreement Closing Date” means October 28, 2002.

“Priority Debt” means the sum, without duplication, of (i) Debt of Holdings or the Borrower secured by liens not otherwise permitted by clauses (A) through (I) of Section 11.1 and all Debt of any Subsidiary of Holdings or the Borrower other than the Borrower (other than to Holdings, the Company or another Subsidiary of Holdings or the Borrower); provided that notwithstanding anything to the contrary herein, no Additional Permitted Subsidiary Guarantees shall be deemed to constitute Priority Debt for the purposes hereof.”

Section 1.9.                 The defined term “Total Capitalization” contained in Section 12(a) of the Existing Note Purchase Agreements, shall be and is hereby amended by changing the reference therein from “Consolidated Tangible Net Worth” to “Consolidated Adjusted Net Worth”.

Section 1.10.          Exhibit F-1 of the Existing Note Purchase Agreements, shall be and hereby is deleted in its entirety and replaced with Exhibit F-1, attached hereto.

Section 2.                                                 Conditions Precedent.

Section 2.1.                 This First Amendment Agreement shall not become effective until, and shall become effective on, the Business Day when each of the following conditions shall have been satisfied:

(a)                     This First Amendment Agreement shall have been duly executed and delivered by the Borrower and Holdings.

(b)                    The Majority Holders (as defined in the Existing Note Purchase Agreements) shall have consented to this First Amendment Agreement as evidenced by their execution thereof.

(c)                     The representations and warranties of the Borrower and Holdings set forth in Section 3 hereof shall be true and correct in all material respects as of the date of the execution and delivery of this First Amendment Agreement.

(d)                    Any consents or approvals from any holder or holders of any outstanding security of the Borrower or Holdings or any Subsidiary of the Borrower or Holdings and any amendments of agreements pursuant to which any securities may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the holders and their special counsel.

(e)                     The Borrower and Holdings shall have paid the fees and disbursements of the holders’ special counsel, Chapman and Cutler, incurred in connection with the negotiation, preparation, execution and delivery of this First Amendment Agreement and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Borrower at the time of the execution and delivery of this First Amendment Agreement.  Upon receipt of any supplemental statement after the execution of this First Amendment Agreement, the Borrower and Holdings will pay such additional fees and disbursements of the holders’ special counsel which were not reflected in its accounting records as of the time of the delivery of the initial statement of fees and disbursements.

(f)                       Each of the parties thereto shall have executed and delivered the Note Purchase Agreement dated as of October 28, 2002 among Holdings, the Borrower and the Purchasers listed in Schedule A attached thereto, satisfactory in form and substance to the holders.

(g)                    In consideration of the execution and delivery hereof by the requisite holders of the Notes, the Borrower shall pay to each holder an amendment fee equal to 1.00% of the outstanding principal amount of such holder’s Notes on the First Amendment Agreement Closing Date.

(h)                    All corporate and other proceedings in connection with the transactions contemplated by this First Amendment Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

Section 3.                                                 Representations and Warranties.

The Borrower and Holdings hereby represent and warrant that as of the date hereof and as of the date of execution and delivery of this First Amendment Agreement:

(a)             The Borrower and Holdings are each duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)            Each of the Borrower and Holdings has the corporate power to own its property and to carry on its business as now being conducted.

(c)             Each of the Borrower and Holdings is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the failure to do so would, individually or in the aggregate, have a material adverse effect on the business, condition (financial or other), assets, operations, properties or prospects of the Borrower or Holdings, as the case may be.

(d)            This First Amendment Agreement and the transactions contemplated hereby are within the corporate powers of the Borrower and Holdings, have been duly authorized by all necessary corporate action on the part of the Borrower and Holdings and this First Amendment Agreement has been duly executed and delivered by the Borrower and Holdings and constitute legal, valid and binding obligations of the Borrower and Holdings enforceable in accordance with their respective terms.

(e)             The Borrower and Holdings represent and warrant that there are no defaults under the Existing Note Purchase Agreements.

(f)               The execution, delivery and performance of this First Amendment Agreement by the Borrower and Holdings does not and will not result in a violation of or default under (A) the articles of incorporation or bylaws of the Borrower or Holdings, (B) any material agreement to which the Borrower or Holdings is a party or by which it is bound or to which the Borrower or Holdings or any of its properties is subject, (C) any material order, writ, injunction or decree binding on the Borrower or Holdings, or (D) any material statute, regulation, rule or other law applicable to the Borrower or Holdings.

(g)            No authorization, consent, approval, exemption or action by or notice to or filing with any court or administrative or governmental body (other than periodic filings with regulatory authorities, none of which are required to be filed as of the effective date of this First Amendment Agreement) is required in connection with the execution and delivery of this First Amendment Agreement or the consummation of the transactions contemplated thereby.

(h)            The Borrower and Holdings have not paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in connection with the obtaining of any consents or approvals in connection with the transactions contemplated hereby.

Section 4.                                                 Miscellaneous.

Section 4.1.                 Except as amended herein, all terms and provisions of the Existing Note Purchase Agreements, the Notes and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Section 4.2.                 Any and all notices, requests, certificates and other instruments, including the Notes, may refer to the Note Purchase Agreements without making specific reference to this First Amendment Agreement, but nevertheless all such references shall be deemed to include this First Amendment Agreement unless the context shall otherwise require.

Section 4.3.                 This First Amendment Agreement and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder.  All covenants made by the Borrower and Holdings herein shall survive the closing and the delivery of this First Amendment Agreement.

Section 4.4.                 This First Amendment Agreement shall be governed by and construed in accordance with Illinois law.

Section 4.5.                 The capitalized terms used in this First Amendment Agreement shall have the respective meanings specified in the Note Purchase Agreements unless otherwise herein defined, or the context hereof shall otherwise require.

The execution hereof by the holders shall constitute a contract among the Borrower, Holdings and the holders for the uses and purposes hereinabove set forth.  This First Amendment Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

International House of Pancakes, Inc.

By
Its

IHOP Corp.

By
Its

Each of the undersigned, severally, hereby acknowledges, approves and agrees to the foregoing First Amendment Agreement and ratifies and confirms each of its obligations under (i) in the case of Holdings, Section 16.14 of the Note Purchase Agreement and, (ii) in the case of each of the other signatories below, its obligations under its respective Subsidiary Guarantee.

IHOP Corp.

By
Its

IHOP Properties, Inc.

By
Its

IHOP Realty Corp.

By
Its

IHOP Restaurants, Inc.

By
Its

This foregoing First Amendment Agreement is hereby accepted and agreed to as of the date aforesaid.  The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

Jackson National Life Insurance Company

By: PPM America, Inc., as Agent

By
Title:

This foregoing First Amendment Agreement is hereby accepted and agreed to as of the date aforesaid.  The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

Phoenix Life Insurance Company (formerly known as Phoenix Home Life Mutual Insurance Company)

By
Title:

This foregoing First Amendment Agreement is hereby accepted and agreed to as of the date aforesaid.  The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

United of Omaha Life Insurance Company

By
Title:

This foregoing First Amendment Agreement is hereby accepted and agreed to as of the date aforesaid.  The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

MetLife Investors USA Insurance Company

By:	Metropolitan Life Insurance Company, as Investment Manager

By
Name:
Title:

Name of Holder	Outstanding Principal Amount of Notes Held as of October 28, 2002

Jackson National Life Insurance Company	$16,333,334.40

Phoenix Life Insurance Company	$5,444,444.80

United of Omaha Life Insurance Company	$3,111,111.32

MetLife Investors USA Insurance Company	$2,333,333.48

EXHIBIT 1

(to First Amendment Agreement)

Form of Quarterly Compliance Statement

The Undersigned,                                 ,                                  of International House of Pancakes, Inc., a Delaware corporation (the “Borrower”), and                                  of IHOP Corp., a Delaware corporation (“Holdings”), pursuant to Section 8(A)(2) of the several Senior Note Purchase Agreements, dated as of November 1, 1996 (collectively, the “Purchase Agreements”), among the Borrower, Holdings, and the Purchasers listed on Schedule I thereto, do hereby certify as follows (capitalized terms used herein shall have the meanings ascribed thereto in the Purchase Agreements):

(a)             as at the end of the quarterly accounting period ending                                 , the financial covenants set forth in Sections 11.2 through 11.8 of the Purchase Agreements, inclusive, have [have not] been met, and attached hereto as Exhibit A are computations and other pertinent information demonstrating the accuracy of the matters set forth in this clause (a);

(b)            attached hereto as Exhibit B are calculations setting forth the maximum amount of Funded Debt that could have been incurred as at the end of the quarterly accounting period ending                                 , pursuant to Sections 11.2(B) and 11.2(C) of the Purchase Agreements;

(c)             as at the end of the quarterly accounting period ending                                 , the Liens on Property or assets of Holdings or its Subsidiaries or securing Debt of Holdings or its Subsidiaries, as the case may be, do [do not] exceed the threshold set forth in Section 11.1(J) of the Purchase Agreements, and attached hereto as Exhibit C are computations and other pertinent information demonstrating the accuracy of the matters set forth in this clause (c); and

(d)            attached hereto as Exhibit D are calculations (and materials in support of the basis therefor) setting forth the maximum amount of additional Funded Debt secured by Liens that could have been incurred under Section 11.1(J) of the Purchase Agreements.

EXHIBIT F-1

(to First Amendment Agreement)

In Witness Whereof, the undersigned have signed their names this           day of                                 ,          .

International House of Pancakes, Inc.

By:
Name:
Title:

IHOP, Corp.

By:
Name:
Title:

2